July 13, 2006

ALLIANCE DATA’S EPSILON SIGNS AGREEMENT WITH CIRCUIT CITY STORES, INC. TO PROVIDE
PERMISSION-BASED EMAIL MARKETING SERVICES

•	Alliance Data announced today that it has signed an agreement with Circuit City Stores, Inc., whereby its Epsilon Interactive business unit (formerly Bigfoot Interactive and DoubleClick Email Solutions) will provide email marketing services for Circuit City Stores, Inc. With 2005 sales of $11.6 billion, Circuit City is a Fortune 500 company and one of the nation’s leading multi-channel consumer electronic retailers.

•	Under terms of the agreement, Epsilon Interactive will provide permission-based promotional message deployment and delivery optimization services to Circuit City via a proprietary email technology platform and email relay server. In phase two of the agreement, Epsilon Interactive will provide analytics and customer segmentation services to develop and deploy micro-targeted email marketing campaigns.

•	Headquartered in Richmond, Va., Circuit City Stores, Inc. offers more than 300,000 products through the Circuit City website and operates 630 Circuit City Superstores across the United States.

•	Through this agreement, Epsilon Interactive will provide Circuit City Stores, Inc. the following specific services:

•	High-volume campaign and deployment services, including managing all of Circuit City Stores, Inc. promotional messaging streams across a multi-million-name, permission-based email universe.

•	Delivery optimization services, including advanced list hygiene and robust email management and delivery reporting. In addition, Circuit City Stores, Inc. will utilize Epsilon Interactive’s proprietary mail relay server, which includes real-time monitoring of sending rates and connection limits by individual ISPs/Web-based email clients to optimize the delivery of all messaging.

•	Epsilon Interactive will later provide more sophisticated email marketing communications services including the addition of dynamic content and customized communications based on needs, interests and behaviors of Circuit City’s customers.

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